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                             EMPLOYMENT TERM SHEET
                                    BETWEEN
                           VOICE IT WORLDWIDE, INC.
                                      AND
                              DENNIS W. ALTBRANDT

Item:

1.    SALARY

      Salary will be $160,000 per year, with annual increase reviews by the Compensation Committee.

2.    INCENTIVE STOCK OPTIONS

      125,000 shares of stock at market price vested 1/3 per year for a three year period. The three years will vest 42,000, 42,000 and 41,000 shares, respectively. The vesting period will be accelerated to 50% annually upon successful attainment of both sales and net income before taxes figures, as presented on or about November 1st, 1996, representing the 1997 budget. Option to be granted on the date this agreement signed.

3.    FOUNDERS STOCK

      30,000 shares of stock will be gifted by the founders at no cost. The stock will be split between Dennis W. Altbrandt and Ann Altbrandt. These shares will be given by the founders (M. Morgan, F. Walters & P. Westbrook) upon successful attainment of both sales and net income before taxes figures, as presented on or about November 1st, 1996, representing the 1997 budget.

4.    WARRANTS

      40,000 warrants to purchase common stock will be granted at a purchase price equal to the bid price of the stock on the date this agreement is signed. 20,000 warrants will expire on December 31, 1997 and 20,000 warrants will expire on December 31, 1999.

5.    BENEFITS

      Health insurance: May take Company insurance coverage as desired for self and/or family.
      Vacation: 2 weeks per year
      Holidays: As prescribed by the Company

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6.    EXPENSE ACCOUNT

      Compensation for all travel/commuting/meals/lodging involved with his day to day responsibilities in the Fort Collins area - $500.00 per month. Compensation for travel/meals/lodging involved with his daily responsibilities outside the Fort Collins area: Coach air fare, reasonable hotel, food, telephone, supply and other office related business expenses will be reimbursed in accordance with practices established for all VIWI employees.

7.    TERM OF EMPLOYMENT

      The Company is anticipating that Dennis W. Altbrandt is willing to join the Company as the CEO (chief executive officer) for an undetermined period of time. With respect to this responsibility, it is expected that Mr. Altbrandt will be available in the Fort Collins office on at least three of the five working days of the week, unless otherwise engaged in travel or meetings on behalf of the Company.

8.    SEVERANCE

      Severance will be in the amount of three (3) months base salary (Re: item #1 of this agreement) if employment is terminated without cause by the Company after the first 3 months but less than 9 months of service and six
      (6) months base salary, if employment is terminated without cause by the Company after 9 months of continuous service to the Company. Other benefits outlined herein, will continue for the duration of the severance period.

      No severance or other benefits under this agreement will be continued or granted under a voluntary termination.

      No severance or other benefits under this agreement will be continued or granted if employment is terminated for cause (ex., theft, malfeasance, fraud, etc.).

9.    BONUS PLAN

      A bonus plan would be into effect for the CEO on an objective basis covering three criteria, as follows:

ITEM                                ATTAINMENT OF OBJECTIVE

                    100%          125%         150%        200% or >

SALES                 5%           10%          15%         20%

NET INCOME            5%           10%          15%         20%
BEFORE TAX
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                                   ANNUAL % INCREASE
                             0%         50%         100%         200% OR >

      STOCK PRICE            0%         10%          15%         20%

      -----------------------------------------------------------------------

      The objective of each item would be:

      SALES - as projected in the first budget presented annually to the Board of Directors and approved by the Board of Directors.

      NET INCOME BEFORE TAXES - as projected in the first budget presented annually to the Board of Directors and approved by the Board of Directors.

      STOCK PRICE - Percentage increase for 1997 will be calculated based on the increase in the stock price from the date this agreement is signed and the average stock price as quoted by NASDAQ for the 15 trading days following the preliminary announcement of the Company's year end sales and earnings for 1997. The calculation will use the average of the closing bid and asked prices and taking into consideration the effect of any stock splits or reversals to our existing shareholders to compare the annual stock prices on the basis of current issued and outstanding shares. Future calculations will use previous year end results vs. current year achievement, as determined above, as method for calculating percentage increase.

      The bonus would thus be calculated by the simple addition of the respective percentages as above and multiplied times the base salary of the CEO, payable during the first pay period following determination of the values for all bonus criteria as of December 31st, or as defined above, of each year of employment -First calculation period to be for the period of January 1st, 1997 to December 31st, 1997.

10.   APPROVALS

      This agreement is further subject to the approval by Renaissance Capital Group and Norwest Bank in accordance with existing agreements to this effect and ratification by the Board of Directors of Voice It Worldwide, Inc. This agreement supersedes all previous employment/consultant agreements between VIWI and Dennis Altbrandt.



Agreed to this date: November 26, 1996
                     -----------------


Signed by: /s/ Dennis W. Altbrandt
          ----------------------------
          Dennis W. Altbrandt

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Offered by Voice It Worldwide, Inc.



/s/ John H. Ellerby, Corp. Secretary
    --------------------------------
    John H. Ellerby, Corp. Secretary

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